Exhibit 21.1

List of Subsidiaries of Registrant

(as of May 23, 2017)

BioLargo Life Technologies, Inc., a California Corporation

Odor-No-More, Inc., a California Corporation

Clyra Medical Technologies, Inc., a California Corporation

BioLargo Water USA, Inc., a California Corporation

BioLargo Water, Inc., a Canadian Corporation

BioLargo Development Corp., a California Corporation